Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 33-83378, 333-34313, 333-33860, 333-56612, 333-88270, 333-108867 and 333-120516) of Ameristar Casinos, Inc. pertaining to the 1993 Non-Employee Director Stock Option Plan, as amended and restated, the 2002 Non-Employee Directors’ Stock Election Plan, the Amended and Restated Management Stock Incentive Plan, the Amended and Restated 1999 Stock Incentive Plan and the Deferred Compensation Plan of Ameristar Casinos, Inc. of our reports dated March 16, 2006, with respect to the consolidated financial statements of Ameristar Casinos, Inc., Ameristar Casinos, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ameristar Casinos, Inc., included in Ameristar Casinos, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Las Vegas, Nevada
March 16, 2006